UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMCORE FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2010

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., (the “Company”) a Nevada corporation, will be held at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, Illinois on May 4, 2010, at 8:30 A.M., Central Daylight Time, for the following purposes:

1.	To elect three directors;
2.	To ratify the appointment of Deloitte & Touche LLP; an independent registered public accounting firm, as the Company’s independent auditors; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors unanimously recommends a vote “for” Items 1 and 2 of the foregoing.

Please note that the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors without your specific instructions. Please return your proxy card so your vote can be counted. Only stockholders of record at the close of business on March 5, 2010 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. You will be required to show your admission ticket to gain entrance. You may be asked to present photo identification, such as a driver’s license to verify your stockholder status. Seating at the meeting will be limited to room capacity and any stockholders arriving after the room has been filled will be instructed to access the meeting via webcast at the Company’s website at www.amcore.com. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy promptly. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. If you need directions to the meeting, please call (815) 968-2241.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (Annual Report) and Proxy Statement (Proxy) has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy to any stockholder at a shared address. If you wish to receive a separate copy of the Annual Report and Proxy now and/or in the future, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials.

For further information concerning individuals nominated as directors, the appointment of Deloitte & Touche LLP as independent auditors, or the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

Guy W. Francesconi

Secretary

March 22, 2010

Rockford, Illinois

AMCORE Financial, Inc.

501 Seventh Street

Rockford, Illinois 61104

March 22, 2010

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (the “Company” or “AMCORE”), a Nevada corporation, to be held on May 4, 2010 at 8:30 A.M., Central Daylight Time, at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 5, 2010 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Please note that the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors without your specific instructions. Please return your proxy card so your vote can be counted. Generally, any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. In tabulating the vote, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote, except that abstentions are not allowed for the election of directors.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 22, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 4, 2010:

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT

https://www.amcore.com.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the director nominees. Stockholders may not cumulate their votes. As of February 11, 2010, the Company had outstanding 23,103,072 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons, as they shall designate.

The following sets forth the names, ages, principal occupations during the last five years and other information regarding the director nominees and those directors whose terms continue after the meeting.

There are three Class III directors to be elected at the 2010 Annual Meeting. Nominees for Class III directors whose terms will expire in 2013 are: Paula A. Bauer, Paul Donovan and Teresa Iglesias-Solomon.

Class III Directors

Paula A. Bauer—Director since 1999

Ms. Bauer, age 55, retired as Senior Vice President Global Supply Chain and Information Services from Spectrum Brands, Inc. (formerly RAYOVAC Corporation manufacturer of batteries, shaving and grooming products, specialty pet supplies and lawn and garden products) in February 2008. She was Senior Vice President Integration at Spectrum Brands, Inc. from February 2005 until January 2007 and was previously Vice President Supply Chain at RAYOVAC Corporation.

Ms. Bauer has extensive experience in international operations and strategic planning.

Paul Donovan—Director since 1998

Mr. Donovan, age 62, retired from Wisconsin Energy Corporation (a diversified holding company primarily providing energy services) as a special advisor to the Chairman in February 2004. He was previously Executive Vice President and Chief Financial Officer from August 1999 until June 2003. He has been a director of CLARCOR, Inc. (diversified manufacturer) since March 2003 and a director of Woodward Governor Company (manufacturer of controls for various types of engines) since November 2000.

Mr. Donovan has extensive experience in corporate finance and accounting, leadership, and has previous experience serving on the boards of other public companies.

Teresa Iglesias-Solomon—Director since 2006

Ms. Iglesias-Solomon, age 52, has been Vice President of Multi-Cultural Initiatives for Best Buy since August 2007. She was previously the Hispanic Marketing Director for Domino’s Pizza (national pizza chain) from January 2005 to August 2007. Prior to that she was an independent marketing consultant and was President and founder of Ninos Catalog Company (direct marketing firm focused on bilingual educational products for children).

Ms. Iglesias-Solomon has extensive experience in sales and marketing and has served in leadership roles at other public companies.

Those directors whose terms do not expire this year are:

Class I Directors (terms expire 2011)

John A. Halbrook—Director since 1997

Mr. Halbrook, age 64, retired as Chairman of the Board of Woodward Governor Company (manufacturer of controls for various types of engines) in January 2008 and remains a member of that board. He retired as Chief Executive Officer in June 2005. Mr. Halbrook has served in various executive positions with Woodward Governor Company including Chief Operating Officer and President. He has been a board member of HNI Corporation (manufacturer of office furniture and fireplaces) since May 2004.

Mr. Halbrook has extensive experience in leadership of major organizations, operations and previous experience serving on the boards of other public companies.

Frederick D. Hay—Director since 1997

Mr. Hay, age 65, served as Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) from October 1998 until he retired in February 2002.

Mr. Hay has extensive experience in operations and brings experience serving in leadership roles at other public companies.

Steven S. Rogers—Director since 2005

Mr. Rogers, age 52, is Gordon and Llura Gund Family Distinguished Professor of Entrepreneurship at the J.L. Kellogg Graduate School of Management at Northwestern University. Professor Rogers teaches Entrepreneurial Finance at Northwestern’s Kellogg School of Management and is the Director of the Larry and Carol Levy Institute for Entrepreneurial Practice. He is a board member of SuperValu, Inc. (supermarket retailer and distributor) and Oakmark Mutual Funds—Harris Associates (providers of investment advice to wealthy individuals and institutions). He was a board member of S.C. Johnson & Son, Inc. (manufacturer of household cleaning, personal care and insecticide products) until 2006, W.S. Darley & Company (manufacturer and distributor of fire engines and equipment) until 2006, Bally Total Fitness (commercial operator of fitness centers) until 2006, and Duquesne Light Holdings, Inc. (transmission and distribution of electricity) until 2006.

Mr. Rogers has extensive knowledge of corporate governance, corporate entrepreneurship, experience in capital intensive industries, entrepreneurial finance and small business management and brings previous diverse experience from serving on the boards of other public companies both within and outside the industry.

Class II Directors (terms expire 2012)

John W. Gleeson—Director since 2003

Mr. Gleeson, age 63, retired as Senior Vice President and Chief Strategy Officer of Walgreen Co. (retail drug stores) in March 2008. He was a divisional vice president of marketing systems and services and vice president of corporate strategy and treasurer from February 2002 to April 2007 being promoted to senior vice president in 2004. He has been a board member of The Talbots, Inc. (national specialty retailer and cataloger of apparel, shoes and accessories) since April 2004.

Mr. Gleeson has extensive experience in auditing, corporate finance, leadership of major organizations, sales and marketing, strategic planning, treasury and previous experience serving on the boards of other public companies.

William R. McManaman—Director since 1997

Mr. McManaman, age 62, has been Chief Executive Officer of the Company since February 2008 and Chairman of the Board since May 2008. He has also been Chairman of the Board and Chief Executive Officer of AMCORE Bank, N.A. (“Bank”) and was Chairman of the Board and Chief Executive Officer of AMCORE Investment Group, N.A. (“AIGNA”) since February 2008 until AIGNA merged into the Bank on December 31, 2008. He was Executive Vice President and Chief Financial Officer, Ubiquity Brands (manufacturer and distributor of snacks) from April 2006 to September 2007. Jays Foods and Select Snacks, a subsidiary of Ubiquity Brands, filed Chapter 11 Bankruptcy in October 2007 and was sold to Snyder Foods in December 2007. He was Senior Vice President and Chief Financial Officer of First Health Group Corporation (national managed care company serving the group health, workers’ compensation and state agency markets) from March 2004 until January 2005.

Mr. McManaman has extensive experience in corporate finance, leadership of major organizations and previous experience serving on the boards of other public companies.

Jack D. Ward—Director since 1995

Mr. Ward, age 57, is an Attorney at Law and partner with the law firm of Reno and Zahm LLP of Rockford, Illinois. He has more than 30 years of experience with a focus on forming and advising closely held business on matters including mergers and acquisitions, general corporate, partnership, and limited liability company involvement with related real estate and estate planning issuances pertinent to closely-held business owners. Mr. Ward has been involved in complex commercial litigation including trust, estate and bankruptcy litigation.

Mr. Ward has extensive experience in corporate law and finance.

Information Concerning the Board of Directors and Its Committees

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board is in compliance with the requirement that the Board contain a majority of independent directors. This determination of independence was made by the entire Board using the definitions of independence prescribed by the Securities and Exchange Commission (SEC) and by the NASDAQ Stock Market (NASDAQ). Each director on the Board was determined to be independent with the exception of Mr. McManaman who is a Company employee. The Corporate Governance Guidelines provides that no more than two management executives may serve on the Board at the same time. The Guidelines also require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis.

The Board is in compliance with the requirement to have at least three Audit Committee members, all of whom must be independent. The members of the Audit Committee were determined to be independent under the Audit Committee independence requirements set forth by the SEC and NASDAQ. The independence requirements for Audit Committee members are more stringent than regular Board independence requirements. The full Board named John W. Gleeson as the “Audit Committee Financial Expert” of the Audit Committee under the definition prescribed by the SEC.

The Charter of the Governance and Nominating Committee, Charter of the Audit Committee, Charter of the Compensation Committee, the Company’s Code of Ethics, Corporate Governance Guidelines and Whistle Blower Provisions are all available on the Company’s website at http://www.amcore.com/governance.

Board Leadership Structure

The Board believes that its Chief Executive Officer is best suited to serve as Chairman because he is the director most familiar with the Company’s business and industry and is positioned to ensure that the Board focuses their time and attention on the most important matters. As stated in the Governance & Nominating Committee Guidelines, the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board shall be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time. The Chairman of the Board may not always be an Independent Director. When the Chairman is not an Independent Director, it is expected that the Company’s Independent Directors will designate two of the Independent Directors on the Board to serve in a facilitation role of meetings held in executive session without the Chairman’s presence and to communicate with the Chairman of actions contemplated or taken by the Independent Directors. These two Independent Directors include the Chairs of the Compensation and Governance and Nominating Committees.

Risk Oversight

The Company’s Board is responsible for enterprise-wide risk management (ERM). The Audit Committee Charter requires that the Audit Committee review at least annually with management the ERM structure and its operation, the general condition of ERM in the Company, any material ERM issues or similar issues common across business lines, and other high-risk concerns.

The Chief Compliance Officer of the Company’s bank subsidiary (the “Bank”) delivers a periodic ERM report to the Audit Committee. The Company’s Bank Board, which is made up of employee directors, also has a role relative to risk management. Each of the Bank Board members serves on at least one of the following Bank committees: (1) Credit Risk, (2) Operations Risk, (3) Asset and Liability Committee (ALCO), (4) Compliance and (5) Products and Services. The Bank Board reports periodically to the Company’s Board.

Committees of the Board of Directors

The Company has an Executive Committee whose members are Messrs. Gleeson, Hay, McManaman, Rogers and Ward. The Executive Committee exercises certain powers of the Board in the management of the Company that have been delegated to the Executive Committee by the Board.

The Company has an Audit Committee, which was established in accordance with Section 3(a)(58)(n) of the Securities Exchange Act of 1934, as amended. The Audit Committee’s members are Mmes. Bauer and Iglesias-Solomon and Messrs. Gleeson and Rogers, each of whom is independent as defined in Rule 5605(a)(2) of the NASDAQ’s listing standards. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter on our website at http://www.amcore.com/governance. The Audit Committee held nine meetings during 2009. A report of the Audit Committee is set forth later in this Proxy Statement.

The Audit Committee is also responsible for approving services provided by the independent auditors in accordance with the Audit and Non-Audit Services Policy. Proposed services may either (1) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management without consideration of specific case-by-case services by the Audit Committee or (2) require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Company’s external auditor. For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Sarbanes-Oxley Act of 2002 and applicable SEC and PCAOB rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee takes into consideration various other relevant factors.

The Company has an Investment Committee whose members are Ms. Iglesias-Solomon and Messrs. Donovan, Gleeson and Rogers. The Investment Committee is appointed by the Board to (1) establish, review and administer the investment policies, strategies, and performance of the Company and its subsidiaries and (2) monitor compliance with such policies and strategies by the responsible employees of the Company and its subsidiaries. During 2009, the Investment Committee held five meetings.

The Company has a Compensation Committee whose members are Messrs. Donovan, Halbrook, Hay and Ward, each of whom is independent. The Compensation Committee is appointed by the Board to (1) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans and (2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations. During 2009, the Compensation Committee held eight meetings.

The Company has a Governance and Nominating Committee whose members are Ms. Bauer and Messrs. Halbrook, Hay and Ward, each of whom is independent as required under the SEC and NASDAQ listing standards. The Corporate Governance and Nominating Committee met five times during 2009. See discussion below for more information concerning the functions of the Corporate Governance and Nominating Committee.

As of December 31, 2009, the Company had no other committees of the Board.

The Board met nineteen times during 2009. All directors attended at least 75% of the meetings of the Board and meetings held by all committees of the Board on which they served during the period for which they were directors in 2009. It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting of Stockholders. The directors in attendance at the 2009 Annual Meeting were Mmes. Bauer and Iglesias-Solomon, Messrs. Gleeson, Halbrook, Hay, and Ward; absent were Messrs. Donovan and Rogers.

The Governance Guidelines adopted by the Board states that a director is expected to regularly attend meetings of the Board and committees on which such director sits. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. All directors have complied with this requirement.

Governance and Nominating Committee

The board of directors (the “Board”) of AMCORE Financial, Inc. (the “Company”) has a Governance and Nominating Committee (the “Governance and Nominating Committee”). The functions of the Governance and Nominating Committee include the following:

•	identify and recommend to the Board individuals qualified to serve as directors of the Company;

•	recommend to the Board directors to serve on committees of the Board;

•	advise the Board with respect to matters of Board composition and procedures, including compensation;

•

periodically review the set of corporate governance principles applicable to the Company and adopted by the Board and recommend any desirable changes to the Board and oversee corporate governance matters generally; and

•	oversee the annual evaluation of the Board and the Company’s management.

The Governance and Nominating Committee is governed by a charter, a current copy of which is available on our website at http://www.amcore.com/governance. A copy of the charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois, 61104.

The members of the Governance and Nominating Committee are Messrs. Halbrook (Chairman), Hay, Ward and Ms. Bauer, each of whom is an independent director under the NASDAQ listing standards. The Governance and Nominating Committee met five times during 2009.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Governance and Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of his or her ownership of Company stock, including the number of shares owned and the length of time of ownership;

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Governance and Nominating Committee and nominated by the Board; and

•	How the candidate meets the Independence Requirements of NASDAQ.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 501 Seventh Street, Rockford, Illinois 61104 and must be received by the Corporate Secretary not less than fifty (50) days, nor more than seventy-five (75) days prior to the date of the annual meeting of stockholders.

The Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race.

The Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify them if they become aware of persons, meeting the criteria described above, who have had a change in circumstance that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company. The Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates for which the firm is compensated. As described above, the Governance and Nominating Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Governance and Nominating Committee as a potential nominee, the Governance and Nominating Committee may collect and review publicly available information regarding the nominee to assess whether he or she should be considered further. If the Governance and Nominating Committee determines that the nominee warrants further consideration, the Chairman or another member of the Governance and Nominating Committee contacts the nominee. Generally, if the nominee expresses a willingness to be considered and to serve on the Board, the Governance and Nominating Committee requests information from the nominee, reviews the his or her accomplishments and qualifications, including in light of any other candidates that the Governance and Nominating Committee might be considering, and conducts one or more interviews with the nominee. In certain instances, Governance and Nominating Committee members may contact one or more references provided by the nominee or may contact other members of the business community or other persons that may have greater first-hand knowledge of the nominee’s accomplishments. The Governance and Nominating Committee’s evaluation process does not vary based on whether or not a nominee is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board including without limitation the Chair of the Governance and Nominating Committee, Mr. Halbrook, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 501 Seventh Street, Rockford, Illinois 61104. To communicate with any of our directors electronically, stockholders should go to our website at http://www.amcore.com/governance. Under the headings “Investor Relations/Corporate Governance/Communicating with our Board,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual director, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Compensation of the Board of Directors

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a retainer is paid in AMCORE common stock. For 2009, each non-employee director receives, at the director’s option, a restricted stock retainer of either (1) $15,000 per year or (2) $10,000 per year plus $5,000 to be paid in cash or (3) $10,000 per year plus $5,000 to be deferred into the AMCORE Financial, Inc. Deferred Compensation Plan discussed below. The cash portion of this payment, if elected, begins on the first anniversary of their election to the Board. An annual cash retainer of $7,500 is paid to the Audit Committee Chairman for duties and responsibilities associated with that position. All non-employee directors earned a fee of $1,500 for each Board and committee meeting attended during 2009 with the exception of the committee chairmen who received $3,000 for each committee meeting attended and chaired. The committee chairmen earn $3,000 for each Executive Committee meeting attended. Non-employee directors participating in specifically called telephonic committee meetings received $500 per meeting with the exception of the committee chairman who received $1,000 for each such meeting chaired. The Company also reimburses non-employee directors for all out-of-pocket travel expenses incurred for travel to attend Board and committee meetings.

Non-employee directors may elect to defer cash fees pursuant to the AMCORE Financial, Inc. Deferred Compensation Plan. Deferred amounts are credited to one of 11 measurement funds. Deferral amounts are credited to accounts in the name of each participating director on the Company’s books, are unsecured and are payable in cash following termination of the director’s service to AMCORE or at such other payment date as elected by the director. The value of these accounts will appreciate or depreciate based on market performance. The deferred amounts will be paid out of general corporate assets.

In May 2009, non-employee directors each received an option grant for 3,000 shares pursuant to the AMCORE Financial, Inc. 2001 Stock Option Plan for Non-Employee Directors. Each option has an exercise price equal to the closing stock price of the shares on the date the option is granted and is exercisable for ten years after the date of grant. Options vest one-third per year beginning on the first anniversary of the grant date. Upon a change in control (“CIC”) of AMCORE, these options become immediately exercisable. Options may be exercised during the remaining option term upon resignation or retirement. The exercise price of an option may, at the non-employee director’s election, be paid in cash or with previously owned shares of common stock or a combination thereof.

Messrs. Milton R. Brown and Robert A. Doyle, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Non-employee directors who joined the Board prior to 1997 and had 10 years service at the time of retirement were eligible to receive a lifetime retainer. After 1997 and prior to 2007, non-employee directors not eligible for a lifetime retainer received 650 shares of restricted common stock. These restricted shares begin vesting in year five after issuance and vest 20% each year until fully vested in year nine. In 2007, the Board determined to eliminate the issuance of the shares of restricted stock in lieu of a lifetime retainer for new directors. In addition, Mr. Ward agreed to eliminate his entitlement to a lifetime retainer in exchange for a credit to the AMCORE Financial, Inc. Deferred Compensation Plan that approximated the value of a lifetime retainer benefit.

Approved at the January 19, 2010 Board of Directors’ Meeting was a twenty percent decrease in the fees paid to directors as follows; each non-employee director receives, at the director’s option, a restricted stock retainer of either (1) $12,000 per year or (2) $8,000 per year plus $4,000 to be paid in cash or (3) $8,000 per year plus $4,000 to be deferred into the AMCORE Financial, Inc. Deferred Compensation Plan discussed below. The cash portion of this payment, if elected, begins on the first anniversary of their election to the Board. An annual cash retainer of $6,000 is paid to the Audit Committee Chairman for duties and responsibilities associated with that position. All non-employee directors earn a fee of $1,200 for each Board and committee meeting attended, with the exception of the committee chairmen who receives $2,400 for each committee meeting attended and chaired. The committee chairmen earn $2,400 for each Executive Committee meeting attended. Non-employee directors participating in specifically called telephonic committee meetings receive $400 per meeting with the exception of the committee chairman who receives $800 for each such meeting chaired. The Company will continue to reimburse non-employee directors for all out-of-pocket travel expenses incurred for travel to attend Board and committee meetings.

The following table sets forth the compensation of AMCORE’s directors during the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Bauer, Paula A.	43,500		1,693	212	45,405
Donovan, Paul	42,500		1,693	—	44,193
Gleeson, John W.	59,500	30,000	1,693	127	91,320
Halbrook, John A.	47,500		1,693	547	49,740
Hay, Frederick D.	43,500		1,693	5,353	50,546
Iglesias-Solomon, Teresa	39,500		1,693	—	41,193
Rogers, Steven S.	43,000		1,693	—	44,693
Ward, Jack D.	51,500	45,000	1,693	4,391	102,584

(1)	Includes stock awards in the form of restricted stock issued in lieu of a cash retainer, which restrictions are released over a three year period. See Security Ownership of Directors and Officers for more information regarding director stock holdings as of February 11, 2010. Restricted shares and option awards are valued at the fair value on date of issuance.

(2)	Includes amounts recognized in the Company’s Consolidated Results of Operations pursuant to current accounting standards for stock based compensation. Options are valued using a Black-Scholes model. Assumptions used in the calculation of options granted in 2009 include a volatility rate of 37.99%; risk free rate on the date of grant of 2.563%; expected life of 6 years; dividend yield of 0.00%; and for purposes of this reported fair value, no forfeitures were included.

(3)	Totals in this column reflect the above market portion of earnings pursuant to the Company’s Deferred Compensation Plan.

Compensation Committee Interlocks and Insider Participation

There were no known Compensation Committee interlocks as of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

During 2009, the global economy and the financial services industry faced unprecedented issues. As a result, several actions were taken in 2009 to streamline the Company’s operations and strengthen its business. The Company’s compensation approach, described below, is consistent with its overall disciplined approach. In 2009, the Company took the following actions with regard to its executive compensation program:

•	Reduced each Named Executive Officer’s base salary to 2008 levels

•	Eliminated any profit sharing or annual incentive payouts for 2009

•	Eliminated retention payments due in January 2010

In summary, the Company believes these actions were appropriate based on the state of the financial markets, banking environment and the challenges facing the Company.

Compensation Philosophy & Objectives

AMCORE’s core compensation philosophy is to pay its executive officers a competitive level of compensation that best reflects (i) individual experience and expertise, (ii) overall responsibility to the Company, (iii) pay levels for peers within the Company, (iv) pay levels in the market place for similar positions, and (v) performance of the Company, business units and executive.

To implement its compensation philosophy, AMCORE concentrates on the following three objectives:

•

providing total compensation that is competitive within AMCORE’s industry and AMCORE’s market in order to recruit, retain, motivate, and reward a high caliber, diverse workforce encompassing a wide range of professional and technical talent;

•

building a performance culture that aligns compensation with stockholder interests and rewards achievement of specific corporate, business unit and individual objectives. AMCORE’s compensation program is connected to AMCORE’s business strategy and rewards exceptional performance; and

•	establishing a rational approach to compensation and benefits across the Company.

The Compensation Committee of the Board of Directors (or “Compensation Committee”) provides overall guidance for executive compensation policies and determines the amounts and elements of compensation for executive officers. Consistent with rules promulgated by the Securities and Exchange Commission, the “executive officers,” as designated by the Board of Directors, are the chief executive officer (“CEO”), executive vice-presidents in charge of principal business units, divisions, or functions, and any other officers who perform policy-making functions.

Four members of the Board of Directors sit on the Compensation Committee, each of whom is an independent director under the definitions of independence prescribed by NASDAQ. The Compensation Committee’s function is described in its charter, which has been approved by the Board of Directors and can be viewed at http://www.amcore.com/governance.

In considering executive compensation, the Compensation Committee engages the services of an independent compensation consultant. Hewitt Associates (“Hewitt”) has been retained to assist with the review of the compensation package of the CEO and other executive officers. In addition, Hewitt assists the Compensation Committee and AMCORE with other compensation-related projects, including the establishment of pay packages for potential executives during the recruiting process, executive pay benchmarking, the calculation of severance liabilities for departing executives (where appropriate) and providing information regarding trends in executive and non-employee director compensation.

Although the Compensation Committee retains Hewitt directly, Hewitt also interacts with management as necessary and, in particular, with the CEO and Executive Vice President & Chief Administrative Officer. These two executives also attend Compensation Committee meetings relating to executive compensation matters, but are excused from meetings when their own compensation is discussed or voted on. Specifically, decisions regarding the CEO’s compensation package are made by the Compensation Committee with input from Hewitt. Decisions regarding other executives are also made by the Compensation Committee with input from Hewitt, but in making such decisions, the Compensation Committee considers the recommendations from the CEO.

In determining competitive pay levels, the Compensation Committee considers all forms of compensation and benefits, and relies upon data provided by Hewitt, which reflects both the compensation practices of AMCORE’s direct peers and general industry practices. The data comes primarily from public filings by selected banks of comparable asset size in AMCORE’s region and is supplemented by survey data. In general, survey data is used because public filings generally provide information on only the top five executive officers. For purposes of comparability to financial institutions, the Compensation Committee generally looks to banks with an asset size of from 50% to 200% of the asset size of AMCORE; however, in all cases general industry survey data is given some weight to ensure that conclusions are being drawn from a sufficiently large data sample size.

In addition to public surveys, for the purpose of setting 2009 compensation, a peer group of 12 companies was used for benchmarking purposes with respect to executive officers. The Company continues to use the peer group that was revised in 2008. The peer group consists of the following companies with fiscal 2008 total assets ranging from $3—$13 billion and median total assets of $5.8 billion:

1st Source Corporation	MB Financial, Inc.
Chemical Financial Corporation	Midwest Banc Holdings, Inc.
Citizens Republic Bancorp	Old National Bancorp
First Midwest Bancorp, Inc.	Old Second Bancorp, Inc.
Heartland Financial USA, Inc.	Park National Corporation
Independent Bank Corporation	Wintrust Financial Corporation

The data provided by Hewitt to the Compensation Committee includes benchmarking data with respect to (1) base pay, (2) base pay plus bonus (both actual and target), (3) total cash compensation, which is base pay plus bonus (both target and actual), (4) long-term incentive and (5) base pay plus bonus plus long-term incentive compensation (which is referred to as total direct compensation). Taking into account this competitive market data from the review of peer companies and surveys, the Compensation Committee generally intends that the base pay and total direct compensation opportunity for each executive will be at the median of the peer companies. However, each executive will have an opportunity to achieve total direct compensation near the 75th percentile for exceptional performance when compared to targets.

As noted above, notwithstanding AMCORE’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors (including subjective factors) such as scope of duties, tenure, institutional knowledge, difficulty in recruiting and/or other factors that are described below. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

The level and mix of compensation decided upon is considered within the context of both the objective data from competitive assessments of compensation and performance and the subjective factors referenced above. The Compensation Committee believes that each of the Named Executive Officers’ compensation packages for 2009 was within the competitive range when compared to the objective comparative data of the peer companies and met the overall compensation objectives of the Company.

Compensation Structure

AMCORE generally utilizes four main components of compensation:

•	Base Pay is designed to pay for the experience and skills required for the individual’s role in the organization;

•

Short-Term or Annual Incentives (AIP) are designed to reward individuals for company, line of business and individual performance and are a key tool in retaining and motivating employees to achieve annual goals that ultimately result in increased stockholder value. The awards are performance-based and will vary based on the results achieved and, therefore, support the Company’s pay for performance objectives;

•

Long-Term Incentives (LTI) are designed to reward performance over a multi-year period. These awards are essential in retaining and motivating the executive team to create value for its stockholders over the long-term. They also ensure that short-term decisions are balanced with a long-term perspective; and

•

Benefits are provided to executives on the same basis as all employees. In addition, executives can participate in a Voluntary Non-qualified Deferred Compensation plan which is intended to provide a market competitive financial benefit that allows executives to defer additional income under a non-qualified plan.

These particular elements of compensation are utilized to provide compensation for attraction and retention of executives, coupled with equity-oriented and at-risk compensation, which is dependent on the achievement of performance goals. As will be described below, it was determined in 2008 that a fifth component, a retention plan, should be provided to the executive officers and certain other key employees.

For executive officers, the mix of compensation is weighted toward at-risk pay (in the form of annual and long-term incentives), consistent with the Company’s overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for executives.

In light of the serious issues facing the Company, the Compensation Committee concluded, that the Company needed to retain and motivate its newly recruited senior management team by offering retention packages.

In addition to the Company’s retention concerns, another factor affecting the structuring of 2009 compensation was that, as a result of the minimal amount of compensation value that could be granted in the form of equity awards under the 2005 Stock Award and Incentive Plan (“2005 Plan”) due to the lack of available shares under the plan, the executive officers received smaller equity compensation awards in 2009 than in prior years. Therefore, the Compensation Committee determined that the appropriate compensation strategy for 2009 was to modestly increase executive officers’ base pay and to increase their 2009 bonus target percentages such that each officer’s targeted total direct compensation for 2009 would modestly exceed the level of compensation that had been initially targeted for 2008, but would still approximate median peer group compensation. Mr. McManaman’s target compensation for 2009 was, however, increased by a larger amount based on the Compensation Committee’s recognition of his significant contributions during 2008.

Each element of compensation that the Company utilizes and the actions taken in 2009 are described below.

Base pay—In January 2009, executive officers received a modest increase in their base pay. Specifically, their base pay rate was increased until May 2009, but from and following May 2009, the Company returned the base pay rates to December 31, 2008 rates as part of the organization’s ongoing cost reductions. The Compensation Committee determined that there would be no base pay increases for executive officers for 2010. The table below provides the annualized base pay rate for each of the Named Executive Officers.

Name	12/31/08 Base Pay ($)	1/1/09 Base Pay ($)	5/1/09 Base Pay ($)	1/1/10 Base Pay ($)
McManaman	570,000	600,000	570,000	570,000
Sutfin	305,000	320,000	305,000	305,000
Francesconi	260,000	273,000	260,000	260,000
Campbell	258,000	270,000	258,000	258,000
Burke	233,000	244,500	233,000	233,000

In the aggregate, base salaries for the Named Executive Officers are at the peer group median.

Annual Incentives—The Compensation Committee concluded that as a consequence of the ongoing uncertainties in the financial markets, financial performance metrics similar to those used in the past would not lead to sufficient performance or retention incentives. Consequently, the Compensation Committee significantly modified the Annual Incentive Plan structure for 2009. Specifically, for the 2009 plan year, the performance goals were based on operational, compliance and strategic objectives that had been individually developed for the executive officers and approved by the Compensation Committee. The specific objectives for each Named Executive Officer are described below. The range of the bonus award opportunities was from 50% of target opportunity for threshold performance, 100% of target opportunity at target level of performance and 150% of target opportunity for maximum or better performance, subject to the complete discretion of the Compensation Committee to reduce the bonuses. No bonus payments would be made if performance was below threshold. In addition, no award would be paid in excess of 50% of the target award unless, as of December 31, 2009, the Bank was deemed well capitalized within the meaning of applicable regulatory guidelines administered by the federal banking agencies.

William R. McManaman’s objectives were as follows:

•	Operational—maintaining adequate capital, rebalancing the commercial loan portfolio and improving the ratio of fee revenue to total revenue

•	Compliance—meeting the obligations under the OCC Formal Agreement on credit

•

Strategic—establishing the overall strategy of the Bank with the executive team and the Board, being an active participant and leader in affecting a cultural shift within AMCORE and supporting AMCORE’s One Bank objective of serving our customers by seeking to understand their needs and delivering an array of financial products that meet those needs.

Judith C. Sutfin’s objectives were as follows:

•	Operational—maintaining adequate capital and improving efficiencies

•	Compliance—meeting the obligations under the OCC Formal Agreement on credit

•

Strategic—being an active participant and leader in affecting a cultural shift within AMCORE and supporting AMCORE’s One Bank objective of serving our customers by seeking to understand their needs and delivering an array of financial products that meet those needs.

Guy W. Francesconi’s objectives were as follows:

•	Operational—continuing the revision and restructuring of the Risk Management and Corporate Governance framework

•	Compliance—meeting the obligations under the OCC Formal Agreement on credit

•

Strategic—being an active participant and leader in affecting a cultural shift within AMCORE, assuming a leadership role in developing a process for outside interest disclosure and monitoring and supporting AMCORE’s One Bank objective of serving our customers by seeking to understand their needs and delivering an array of financial products that meet those needs.

Russell Campbell’s objectives were as follows:

•	Operational—expansion of Wealth Management and Private Banking products and services and achieving earnings and revenue growth objectives

•	Compliance—meeting the obligations under the OCC Formal Agreement on credit

•

Strategic—being an active participant and leader in affecting a cultural shift within AMCORE and supporting AMCORE’s One Bank objective of serving our customers by seeking to understand their needs and delivering an array of financial products that meet those needs.

Lori M. Burke’s objectives were as follows:

•

Operational—furthering cost efficiency in occupancy expenses, development of timely and appropriate internal and external communications strategy and development and implementation of all compensation plans

•	Compliance—accurate and timely completion of all AFI Board Compensation and Governance Committee related duties

•

Strategic—being an active participant and leader in affecting a cultural shift within AMCORE, developing and implementing short-term and longer-term corporate strategy and supporting AMCORE’s One Bank objective of serving our customers by seeking to understand their needs and delivering an array of financial products that meet those needs.

Since the number of shares available in the 2005 Plan resulted in smaller than normal long-term incentive grants (see Long-Term Incentives below), short-term incentive opportunities were increased for 2009 to offset the shortfall in long-term incentives.

Given the Bank’s capitalization status and its overall 2009 financial performance, the Compensation Committee based on Management’s recommendation did not approve any AIP payments for 2009 even though each executive achieved some or all of their objectives listed above.

The table below shows the 2008 and 2009 target bonus opportunities for each executive as well as the payouts for each year.

Name	2008 Bonus Target (% of Base Pay)	2009 Bonus Target (% of Base Pay)	2008 Bonus Payout ($)	2009 Bonus Payout ($)
McManaman	108	130	—	—
Sutfin	75	105	—	—
Francesconi	58	73	—	—
Campbell	58	73	—	—
Burke	58	73	—	—

Retention Plan—In April 2008, the Company became concerned that it might not be able to retain its executives, many of whom had been recently recruited. This concern arose from the facts that (1) the number of shares available for future long-term incentive awards was very limited, (2) uncertainties in the financial markets made it difficult to establish acceptable financial performance goals for long-term performance plans, and (3) executives did not anticipate that any bonus opportunities would be achievable under the 2008 AIP. To address this concern, the Company adopted a retention plan (the “Retention Plan”) to provide incentives for the executive officers and other key employees to remain with the Company through the end of 2008 as well as through the end of each of the following two years.

With respect to the Named Executive Officers, the Retention Plan provides for the payment of retention pay in three installments, payable on or before January 31, 2009, January 31, 2010, and January 31, 2011, provided that the executive is employed on the respective date of payment. With respect to the executive officers, the three installments approximate 83 1/3%, 33 1/3%, and 33 1/3%, respectively, of the target amount that would have been payable to these executives for 2008 under the AIP. Payment of any retention pay to a Named Executive Officer is contingent on the Bank meeting its obligations under the formal agreement signed with the Office of the Comptroller of the Currency in May 2008, which requires the Bank to make significant enhancements to its credit risk management practices. The first installment was paid on January 2, 2009 and is reported in the Summary Compensation Table on page 18 under the “Bonus” column. In light of the Bank’s capital plan being rejected by the Office of the Comptroller of the Currency, management determined not to make the January 31, 2010 payment, which would have been the second installment under the Retention Plan. The table below provides the second and third installments under the Retention Plan to each of the Named Executive Officers.

Executive Officer	Second Installment (January 31, 2010) ($)	Third Installment (January 31, 2011)* ($)
McManaman	—	205,200
Sutfin	—	76,250
Francesconi	—	50,267
Campbell	—	49,880
Burke	—	45,047

*	Payout of this amount may be made, but depends on the performance of the Company, capitalization and the continued employment of the Named Executive Officers.

Long-Term Incentives—Long-term incentives are provided to executives to reward achievement of long-term strategic goals and to provide a balance against over-emphasis on short-term results. Executives may receive long-term incentives in the form of cash and/or equity. Equity-based incentives may include stock options and restricted shares. Through stock ownership, executives’ interests are aligned with stockholder value. Additional discussion regarding stock ownership guidelines may be found in the section entitled “Stock Ownership Guidelines and Hedging Policies”.

The long-term incentives for 2009 were awarded in the form of stock options and restricted shares. These grants were awarded on January 26, 2009, the second business day after AMCORE issued its fourth quarter 2008 earnings release and on August 4, 2009. The August grant was made in light of organizational restructuring and to further support retention of the Company’s executives. Further details regarding these grants may be found in the “Grants of Plan-Based Awards” table. Grants made in 2009 were significantly smaller than normal grants due to the limited number of shares available under the 2005 Plan. While the 2009 grants delivered below market long-term incentive opportunities, the Compensation Committee’s intention was to deliver total compensation at a median benchmark level when taking into account the 2009 short-term incentive opportunities described above.

Stock options awarded to executives generally have a 10-year term and are issued with per share exercise prices equal to the closing price of AMCORE’s stock as of the date of grant. Vesting is generally over four years of continued employment at the rate of 25% per year starting with the first anniversary of the date of grant, with certain exceptions in the event of retirement or a change in control. Restricted shares awarded to executives generally vest over four years continued employment at the rate of 25% per year starting with the first anniversary of the date of grant, with certain exceptions in the event of retirement or a change in control.

AMCORE generally grants options on one of two dates. With respect to executive officers, the determination of the number of options to be awarded generally occurs at the November Compensation Committee meeting. The options, however, are awarded on the second business day following the day of AMCORE’s fourth quarter earnings press release. With respect to other employees granted options, the grant occurs at the May Compensation Committee meeting, at which time the number of options to be granted is determined, approved and awarded. Exceptions to these general rules may occur in the case of newly hired executives, for whom an option may be granted around the time of their initial employment, but outside of a blackout period. Currently all options granted have exercise prices above the current market price.

Other Executive Benefits, including Retirement Benefits and Perquisites—Executives are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period) such as the vacation and health and welfare benefits generally available to all employees. In designing these elements, AMCORE seeks to provide an overall level of benefits that is competitive with that offered by similar companies in the markets in which AMCORE operates.

AMCORE employees, including executive officers, participate in the AMCORE Financial Security Plan, or the “FSP”. The FSP is a tax qualified 401(k) plan, pursuant to which AMCORE matches a certain portion of employee contributions. The maximum AMCORE contribution is 4% of cash compensation, subject to certain statutory limits.

AMCORE provides a deferred compensation plan (“DCP”) for senior officers, including the Named Executive Officers, which provides participants with the opportunity to defer portions of base pay and annual incentives. The DCP authorizes AMCORE in its discretion to make supplemental Company contributions. Tax rules limit the amount of compensation that can be taken into account for computing contributions to the FSP and the maximum contribution to the FSP for any participant in any one-year. In order to make up for these limits on contributions imposed by these tax rules, in 2009 AMCORE provided contributions under the DCP to eligible officers for the contributions that would have been made on their behalf to the FSP if these limits did not apply.

In addition, certain perquisites are made available to the CEO and other executive officers. Further details regarding these benefits are provided in the Summary Compensation Table and accompanying footnotes. These perquisites are provided because the Compensation Committee has concluded that they are generally competitive with those provided by comparable financial institutions and banks.

Total Direct Compensation

Based on the 2009 compensation plans and programs described above, AMCORE’s 2009 total target direct compensation, in the aggregate, approximates the peer group median. As a result of the lack of available shares to make long-term grants, the mix of total compensation for the Named Executive Officers was more heavily weighted to cash compensation than in 2008.

2010 Compensation Changes

As described below, the Compensation Committee determined that it was in the best interests of the Company to revise the Company’s compensation structure for 2010. In addition to the Company’s retention concerns, another factor affecting the structuring of 2010 compensation was that, as a result of the minimal amount of compensation value that could be granted in the form of equity awards under the 2005 Plan, the executive officers will not receive a grant under the 2005 plan in 2010. Therefore, the Compensation Committee determined that the appropriate compensation strategy for 2010 was to keep executive officers’ base pay constant and modestly increase their 2010 bonus target percentages such that each officer’s targeted compensation for 2010 would approximate his or her 2009 opportunity. Due to the current regulatory capitalization ratios of the Company and the Bank, the base compensation levels of the senior executive officers may not be increased and no bonus may be paid to a senior executive officer until capital ratios improve.

For the 2010 plan year, the Company continued to need an effective compensation program to retain its executive officers. As it did in 2009, the Compensation Committee concluded that, as a consequence of the ongoing uncertainties in the financial markets and at the Bank, traditional financial performance metrics would not lead to sufficient performance or retention incentives. Specifically, for the 2010 plan year, as was for 2009, the performance goals are based on short-term compliance, control and strategic objectives that are critical to success in 2010 and have been individually developed for the executive officers and approved by the Compensation Committee. Unlike previous years, the executives have an opportunity to receive quarterly bonuses based on the achievement of goals for that quarter. The range of the bonus award opportunities for the year are from 37.5% to 150% of the target bonus, subject to the complete discretion of the Compensation Committee to reduce the bonuses. A pool is created each quarter based on the sum of eligible participants’ maximum opportunities and is funded based on capitalization. If the Bank achieves regulatory capital ratios at the adequate level, then the pool would be 25% funded. If the Bank’s regulatory capital ratio reaches well capitalized, then the pool would be 100% funded.

No long-term incentive awards will be made in 2010.

Base Pay and Bonus Target Chart—The following table sets forth the 2008-2010 base pay and bonus target percentages for the Company’s Named Executive Officers, as described above.

Name	2008 Base Pay (1) ($)	2009 Base Pay (2) ($)	2010 Base Pay (3) ($)	2008 Bonus Target (% of Base Pay)	2009 Bonus Target (% of Base Pay)	2010 Bonus Target (% of Base Pay)
McManaman	570,000	600,000	570,000	108	130	134
Sutfin	305,000	320,000	305,000	75	105	109
Francesconi	260,000	273,000	260,000	58	73	76
Campbell	258,000	270,000	258,000	58	73	76
Burke	233,000	244,500	233,000	58	73	76

(1)	Represents base pay as of December 31, 2008.

(2)	Represents base pay as of January 1, 2009. Base pay returned to the December 31, 2008 amount in May 2009.

(3)	Represents base pay as of January 1, 2010.

Compensation Committee Considerations and Overall Policy—In determining the appropriate compensation strategy for 2010, the Compensation Committee took into account the fact that its strategy resulted in potential compensation for 2010 (assuming bonuses are awarded at target) that would approximate the 2009 opportunity.

Adjustment or Recovery of Awards

The Company has no specific policies to adjust or recoup prior awards. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material non-compliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any short-term incentive or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Employment Agreements and Post-Termination Payments

The Company generally does not maintain employment agreements with any of its Named Executive Officers. From time to time, severance arrangements have been negotiated for executive officers who have been terminated without cause. In these cases, in exchange for severance benefits, the executive has generally agreed to cooperate in any matters that may require his or her input; to refrain from competing or soliciting business or employees for an agreed upon period; and to relinquish any right to bring suit against AMCORE for any cause of action.

The Company has entered into individual Transitional Compensation Agreements (“TCAs”) with its executive officers (including each Named Executive Officer other than the CEO). These agreements provide payments only in certain circumstances following (or prior, but relating, to) a change in control of the Company. The TCAs reflect the continuing consolidation that is occurring throughout the banking industry and the Company’s conclusion that its ability to attract and retain executive officers would be enhanced by arrangements that provided benefits in the event of certain terminations subsequent to (or prior, but relating, to) a change in control. The TCAs are further described under the heading “Executive Compensation—Potential Payments upon Termination or Change-in-Control”. Any payments under the TCAs are subject to regulatory approval.

Stock Ownership Guidelines and Hedging Policies

To promote and increase equity ownership in the Company by its executive officers and to align the interests of its executive officers with those of its stockholders, stock ownership guidelines were approved August 4, 2009. Each executive officer is encouraged to achieve ownership of a number of qualifying shares with a market value equal to a multiple of the executive officer’s base salary. The stock ownership guidelines for its senior executive officers is 3.5-4.5 times annual base for the CEO and 1.75-3.75 for other senior executive officers.

Stock Ownership includes the following:

•	Shares owned directly, either in certificate form or through a brokerage account, including restricted shares and shares deliverable in settlement of restricted or unrestricted stock units;

•

Shares owned indirectly, if the individual has an economic interest in the shares. For this purpose, indirect ownership includes shares held by immediate family members that would be beneficially owned and reportable on Table 1 of Forms 3, 4 or 5 or shares in which an individual has a right to vote;

•	Shares attributable to a participant’s vested account balance in any savings or retirement plans or deferred compensation plans;

•	Stock obtained through stock option exercises or pursuant to the Company’s Employee Stock Purchase Plan;

•	Stock beneficially owned in a trust, by a spouse and/or minor children; and

•	Stock options that are outstanding and exercisable.

And excludes:

•	Restricted shares/restricted stock units that remain subject to achievement of performance goals; and

•	Stock options that have not vested and are unexercisable.

Management reviews and reports to the Compensation Committee with respect to the progress of the officers toward their applicable stock ownership guideline. Currently the Named Executive Officers are below the ownership guideline due to the lower stock price and four out of the five were hired within the last three years. The Company prohibits executives from either holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of all compensation approaches utilized by the Company.

When determining the amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants as calculated pursuant to current accounting standards for Stock Based Compensation. These costs are expensed over the requisite service period. See Note 10 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for further information.

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO or any of its three next highest compensated officers (other than the CFO). Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee’s general policy is that payments under the executive compensation plans should be structured to comply with the deduction rules of Section 162(m) of the Code unless otherwise deemed appropriate by AMCORE to achieve its corporate objectives. AMCORE believes that Section 162(m) of the Code did not limit the deduction of any compensation paid in 2009.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in AMCORE’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by:	Jack D. Ward, Chairman Paul Donovan John A. Halbrook Frederick D. Hay Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of AMCORE’s Chief Executive Officer and Chief Financial Officer, as well as the three other most highly compensation executive officers (the “Named Executive Officers”) who served in such capacities during the fiscal year ended December 31, 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
McManaman, William R.	2009	580,000	1,633	9,700	31,802	—	1,131	(4)	111,504	(4)	735,770
Chairman of the Board	2008	484,500	526,417	284,480	—	—	1,336		68,455		1,365,188
Chief Executive Officer
Sutfin, Judith C.	2009	310,000	—	9,700	15,547	—	901	(5)	58,201	(5)	394,349
Executive Vice President	2008	305,000	190,625	—	375,390	—	2,042		24,878		897,935
Chief Financial Officer	2007	12,708	20,000	—	—	—	—		—		32,708
Francesconi, Guy W.	2009	264,334	—	9,700	10,601	—	2,016	(6)	46,108	(6)	332,759
Executive Vice President	2008	253,333	125,666	—	109,150	—	1,063		42,843		532,055
General Counsel
Campbell, Russell	2009	262,000	—	9,700	10,601	—	—		45,190	(7)	327,491
AMCORE Bank, N.A.
Executive Vice President
Investment Group
Burke, Lori M.	2009	236,834	—	9,700	10,601	—	4,113	(8)	51,687	(8)	312,935
AMCORE Bank, N.A.
Executive Vice President
Chief Administrative Officer

(1)	Mr. McManaman $1,633 per the terms of his offer letter for an equivalent 401(k) company match for 2009.

(2)	Stock and Option awards are valued pursuant to current accounting standards using a Black-Scholes model as applicable. See Stock Based Compensation Assumptions table for assumptions used in the calculation of option fair values.

(3)	No bonuses were earned in fiscal year 2009 under the Annual Incentive Plan.

(4)	Includes $1,131 of above market earnings on deferred compensation. All other compensation is composed of financial & tax planning, car allowance of $17,500, executive long-term disability, country club of $17,209, non-deductible company paid travel expenses of $14,074, employer contribution to the 401(k) plan of $9,800 employer matching contribution; deferred compensation Company contribution of $35,222, and federal income and employment tax gross-ups totaling $8,787.

(5)	Includes $901 of above market earnings on deferred compensation. All other compensation is composed of car allowance of $17,500, executive long-term disability, life insurance premium of $330, non-deductible company paid travel expenses of $7,281, employer contribution to the 401(k) plan of $17,150 consisting of $7,350 employer basic contribution and $9,800 employer matching contribution; deferred compensation Company contribution of $10,925, and federal income and employment tax gross-ups totaling $3,050.

(6)	Includes $2,016 of above market earnings on deferred compensation. All other compensation is composed of club dues of $867, car allowance of $17,500, executive long-term disability, employer contribution to the 401(k) plan of $14,927 consisting of $5,127 employer basic contribution and $9,800 employer matching contribution; deferred compensation Company contribution of $6,500; and federal income and employment tax gross-ups totaling $1,734.

(7)	All other compensation is composed of country club of $5,712, car allowance of $17,500, employer contribution to the 401(k) plan of $14,979 consisting of $5,179 employer basic contribution and $9,800 employer matching contribution; deferred compensation Company contribution of $6,368; and federal income and employment tax gross-ups totaling $607.

(8)	Includes $4,113 of above market earnings on deferred compensation. All other compensation is composed of country club of $13,141, car allowance of $17,500, executive long-term disability, employer contribution to the 401(k) plan of $14,489 consisting of $4,689 employer basic contribution and $9,800 employer matching contribution; deferred compensation Company contribution of $4,878; and federal income and employment tax gross-ups totaling $559.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2009 as well as estimated future payouts under cash incentive plans:

			Estimated future payouts under Non-equity incentive plan awards (1)			All other stock awards: Number of shares of Stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($) (2)	Grant Date fair value of stock and option awards ($) (3)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)
McManaman, William R.	1/26/2009	11/4/2008		741,000			45,000	1.65	31,802
	8/4/2009	8/4/2009				10,000		0.97	9,700

Sutfin, Judith C.	1/26/2009	11/4/2008		320,250			22,000	1.65	15,547
	8/4/2009	8/4/2009				10,000		0.97	9,700

Francesconi, Guy W.	1/26/2009	11/4/2008		189,800			15,000	1.65	10,601
	8/4/2009	8/4/2009				10,000		0.97	9,700

Campbell, Russell	1/26/2009	11/4/2008		188,340			15,000	1.65	10,601
	8/4/2009	8/4/2009				10,000		0.97	9,700

Burke, Lori M.	1/26/2009	11/4/2008		170,090			15,000	1.65	10,601
	8/4/2009	8/4/2009				10,000		0.97	9,700

(1)	Includes the amounts that may be earned with respect to fiscal 2009 under the Annual Incentive Plan. For the 2009 performance year, if the target level of performance is achieved or exceeded, a bonus percentage ranging from 0% to 150% would be declared.

(2)	Exercise price of option awards is equal to the closing stock trading price on the date of grant.

(3)	Option awards are valued pursuant to current accounting standards using a Black-Scholes model. See Assumptions table below for the assumptions used in the calculation of option fair values.

Stock Compensation Fair Value Assumptions

The following table sets forth the assumptions used in the calculation of the fair value of stock option awards presented in the “Summary Compensation Table” and “Grants of Plan-Based Awards”. For purposes of reported fair values, no forfeitures were included.

		Assumptions
Name	Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)
McManaman, William R.	1/26/2009	37.99	6.25	2.697	—
	5/2/2007	19.16	6.00	4.551	2.49
	5/2/2006	19.08	4.50	4.950	2.51

Sutfin, Judith C.	1/26/2009	37.99	6.25	2.697	—
	5/7/2008	25.86	6.25	3.480	5.88
	1/24/2008	25.86	6.00	3.276	3.62

Francesconi, Guy W.	1/26/2009	37.99	6.25	2.697	—
	1/24/2008	25.86	6.25	3.357	3.62
	5/2/2007	19.16	6.25	4.536	2.49
	5/3/2006	19.08	6.25	5.070	2.48
	2/13/2006	19.08	6.25	4.560	2.48

Campbell, Russell	1/26/2009	37.99	6.25	2.697	—

Burke, Lori M.	1/26/2009	37.99	6.25	2.697	—

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards held by the Named Executive Officers at December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
McManaman, William R.	750	—	19.2815	5/9/2010	(1)
	1,500	—	20.1500	5/16/2011	(1)
	2,000	—	25.8800	5/3/2015	(1)
	2,000	—	29.4500	5/2/2016	(1)
	2,000	1,000	29.7100	5/2/2017	(1)
	—	45,000	1.6500	1/26/2019	(2)
						7,000	(3)	8,680
						10,000		12,400

Sutfin, Judith C.	25,001	49,999	20.4200	1/24/2018	(4)
	7,500	22,500	11.9600	5/7/2018	(2)
	—	22,000	1.6500	1/26/2019	(2)
						10,000		12,400

Francesconi, Guy W.	7,500	2,500	29.8900	2/13/2016	(2)
	7,500	2,500	29.8300	5/3/2016	(2)
	7,500	7,500	29.7100	5/2/2017	(2)
	6,250	18,750	20.4200	1/24/2018	(2)
	—	15,000	1.6500	1/26/2019	(2)
						10,000		12,400

Campbell, Russell	11,572	11,572	31.8180	3/12/2017	(2)
	6,250	18,750	20.4200	1/24/2018	(2)
	—	15,000	1.6500	1/26/2019	(2)
						10,000		12,400

Burke, Lori M.	3,500	—	19.2815	5/9/2010	(2)
	5,000	—	20.1500	5/16/2011	(2)
	7,000	—	23.7600	5/9/2010	(2)
	7,000	—	28.0650	5/10/2011	(2)
	7,000	—	26.3300	5/4/2015	(2)
	7,500	2,500	29.8300	5/3/2016	(2)
	7,500	7,500	29.7100	5/2/2017	(2)
	6,250	18,750	20.4200	1/24/2018	(2)
	—	15,000	1.6500	1/26/2019	(2)
						10,000		12,400

(1)	Mr. McManaman’s option grants and restricted stock occurred as a non-employee director.

(2)	Options vest at a rate of 25% per year beginning one year after the date of grant of the ten-year option term.

(3)	Mr. McManaman’s restricted stock grant vests 50% on his second anniversary unless terminated for “Cause” or resign without Good Reason.

(4)	Options vest at a rate of one-third per year beginning one year after the date of grant of the ten-year option term.

Option Exercises and Stock Vested

The following table reflects activity during fiscal 2009 for the Named Executive Officers of exercised stock options and vested shares:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
McManaman, William R.	7,130	8,649

Pension Benefits

The Company does not have any non-qualified, unfunded supplemental pension programs for current executives.

Non-Qualified Deferred Compensation

As reflected in the following table, certain of the Named Executive Officers participate in a non-qualified deferred compensation plan:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last Fiscal Year End ($)
McManaman, William R.	—	35,222	3,746	158,612	35,229
Sutfin, Judith C.	—	10,925	2,985	251,342	10,927
Francesconi, Guy W.	18,503	6,500	8,534	—	122,562
Campbell, Russell	—	6,368	1,140	—	11,097
Burke, Lori M.	—	4,878	13,629	446,037	6,255

(1)	Amounts reported are included in salary in the Summary Compensation Table.

(2)	These amounts include above market earnings that are reported in the Summary Compensation Table: Mr. McManaman $1,131, Ms. Sutfin $901, Mr. Francesconi $2,016 and Ms. Burke $4,113.

Potential Payments upon Termination or Change-in-Control

This section describes and quantifies the payments that would be due to the Company’s Named Executive Officers in connection with their termination, or in connection with a “change in control”, whether or not a termination has occurred. It will also describe certain aspects of the employment arrangements between the Company and Mr. McManaman and Ms. Sutfin, respectively, including certain severance arrangements that apply whether or not a change in control has occurred. It will describe the terms of the TCAs that have been entered into with all of the Named Executive Officers. Finally, this section will quantify the potential payments that would have been made to the Named Executive Officers employed on December 31, 2009, if these officers had terminated employment as of December 31, 2009 or a change in control had occurred. Payments due to a Named Executive Officer as a result of termination of employment of the executive or a change in control of the Company may, in certain cases, be subject to the prior approval of applicable regulatory agencies.

Employment Arrangements

Mr. McManaman commenced employment as the Chief Executive Officer of AMCORE on February 25, 2008. Mr. McManaman will receive additional payments, subject to a release of claims, if he is terminated without “cause” or resigns for “good reason” prior to the second anniversary of his date of hire. Mr. McManaman did not receive a TCA.

“Cause” is defined to generally include (1) the failure to substantially perform duties (other than as a result of illness or injury), (2) willful misconduct or gross negligence, (3) material breach of fiduciary duties to the Company or its affiliates, (4) a serious crime involving moral turpitude or a felony, and (5) a material breach of the Company’s written policies or procedures that is not corrected. “Good reason” is defined to generally include (1) a material reduction in duties or responsibilities, (2) a reduction in salary or a material reduction in benefits (other than a change in benefits applicable to all senior executives), and (3) a requirement to relocate more than 25 miles from Rockford.

TCAs for Messrs. Campbell and Francesconi, and Mmes. Burke and Sutfin

The TCA for Ms. Sutfin provides that, in the event that during the three years and, with respect to the TCA for Mr. Francesconi, during the two years, and, with respect to the TCAs for Ms. Burke and Mr. Campbell, during the one year, in each case following a “change in control” (as defined below), or under certain circumstances prior to, but relating, to a change in control, the Company terminates the executive’s employment for reasons other than “cause” (as defined below) or disability or the executive terminates his employment for “good reason” (as defined below), the executive will become entitled to the following payments and benefits:

1. Within 30 days after the date of termination the executive will receive the following amounts in a lump sum cash payment:

(a) the sum of any unpaid base salary through the date of termination of his or her employment, the product of the executive’s “recent average bonus” (as defined below) times a fraction equal to the portion of the calendar year that has elapsed as of the date of termination, any compensation previously deferred by the executive adjusted for any earnings or losses pursuant to the applicable deferral arrangement, and any accrued but unpaid vacation pay (the total of these amounts are referred to as the “Accrued Obligations”). Recent average bonus for this purpose is generally the average of the annual bonuses paid to the executive during the three years preceding the year of termination and;

(b) (1) with respect to Ms. Sutfin, an amount equal to three times the sum of (a) the annual base salary plus (b) the recent average bonus, (2) with respect to Mr. Francesconi, an amount equal to: (a) the product of two times the annual base salary plus (b) the product of two times the recent average bonus, and (3) with respect to Ms. Burke and Mr. Campbell, an amount equal to: (a) the product of one times the annual base salary plus (b) the product of one times the recent average bonus, and; provided that for each of Messrs. Campbell and Francesconi, and Mmes. Burke and Sutfin, the amount will be reduced by any other severance payments payable to the executive (the “Severance Amount”).

2. All stock options, restricted stock, and similar awards that would have become vested solely through continued employment for a period not longer than three years after the date of termination will be deemed vested, and will, in the case of options, remain exercisable for a minimum period of one year after the executive’s date of termination of employment, or, if earlier, the stated expiration date of the option.

3. In general, the executive will be entitled to a lump sum payment equal to the value of, in the case of Ms. Sutfin, three years, in the case of Mr. Francesconi, two years, and in the case of Ms. Burke and Mr. Campbell, one years, of any welfare benefits provided to the executive and family as of the time of termination of his or her employment or, if better, those benefits thereafter in effect from time to time following the termination of the executive’s employment, subject to any necessary modification to avoid the imposition of a 20% excise tax to the executive by reason of Section 409A, which imposes certain limitations on deferred compensation. This benefit is referred to as the “Welfare Benefit Payment.”

4. Following the date of termination, Ms. Sutfin or her family will be entitled to a lump payment equal to the value of “Other Benefits” for three years, in the case of Mr. Francesconi, two years, and in the case of Ms. Burke and Mr. Campbell, one year. “Other Benefits” are defined generally to include the benefits and perquisites being provided to the executive and his or her family during the 90 day period immediately preceding the change in control (or if more favorable to the executive, in effect generally from time to time thereafter during such three year period for Ms. Sutfin, such two year period for Mr. Francesconi, such one year period for Ms. Burke and Mr. Campbell, with regard to other peer executives of the Company and its affiliate companies and their families), specifically including employer contributions to the AMCORE Financial Security Plan, employer contributions to the AMCORE Deferred Compensation Plan, and any other defined contribution retirement plan, club membership fees, financial planning allowance and car allowance. This benefit is also subject to any necessary modification by reason of Section 409A. This benefit is referred to as the “Other Benefits Payment.”

Effective January 2, 2008, in order to comply with the provisions of Section 409A of the Internal Revenue Code, the TCAs for each of the Named Executive Officers were generally amended to provide that, for amounts subject to Section 409A, payments will generally be delayed for a period of six months following a separation of service and will be increased by six-months of interest computed at the prime rate.

The TCAs define “change in control” to generally include: (1) subject to certain exceptions, the acquisition of 15% or more of AMCORE’s common stock by a person or a group; (2) subject to certain exceptions, a change in the composition of the Board of Directors so that less than 50% of the directors are individuals whose election or nomination was approved by “Incumbent Directors,” which are defined to include directors at the time the TCAs were adopted, and directors approved by Incumbent Directors; (3) subject to certain exceptions, a reorganization if following such reorganization, the stockholders prior to the reorganization do not own more than 60% of the Company’s common stock subsequent to the reorganization; (4) stockholder approval of a complete liquidation or dissolution of the Company; and (5) the sale or other disposition of all or substantially all of the assets of the Company.

Generally and subject to certain exceptions, the TCAs define “cause” to include (1) the willful and continued failure by the executive to substantially perform his or her duties after a written demand for performance has been delivered and (2) the willful engaging by the executive in conduct which is materially and demonstrably injurious to the Company. “Good reason” generally includes (1) the assignment to the executive of any duties materially inconsistent with the executive’s position prior to the change in control, including any diminution in such position, (2) any reduction in the executive’s compensation or benefits, (3) any requirement that the executive be based more than 20 miles from his or her location in effect immediately prior to the change in control, (4) any purported termination by the Company of the executive’s employment other than as expressly permitted by the TCA.

In addition, the TCAs provide that, if any portion of the severance payment is subject to an “excise tax,” as defined in the Section 4999 of the Internal Revenue Code, by reason of the payment being an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay the executive a gross up payment in an amount such that after the payment by the executive of all taxes, including the excise tax imposed on the gross up payment, the executive retains the amount of the gross-up payment equal to the excise tax imposed on the total payment. Ms. Burke and Mr. Campbell’s TCA does not include the gross-up payment and their severance payment would be scaled back by the amount subject to the excise tax to avoid the deduction disallowance.

As a condition to the effectiveness of the TCA, each executive has entered into a confidentiality and non-compete agreement. The non-compete provisions apply beginning upon a change in control and continue while the executive is serving as an executive officer of the Company and for one year following termination of employment with the Company. The non-compete provisions generally cover competition against AMCORE within certain geographic areas, including becoming involved in competing businesses, disturbing business relationships, soliciting employees, and similar activities. The confidentiality provisions extend to confidential information, intellectual property, and related matters. In addition, the confidential and non-compete agreement contains provisions with regard to non-disparagement and cooperation with litigation. If the executive’s employment is terminated for “cause,” as defined in the TCA, AMCORE may nevertheless elect to have the confidentiality and non-compete provisions apply, in which case, with respect to Ms. Sutfin, the Company will pay one-third the Severance Amount, in equal installments payable on the dates salary would have been paid, had employment not been terminated, subject to modification by reason of Section 409A.

Different provisions apply if the executive’s termination of employment is on account of death, disability, for “cause,” or a voluntary separation without “good reason,” each as defined in the TCA:

1. In the event of death or disability, AMCORE’s obligation is generally limited to payment of the Accrued Obligations, the Welfare Benefit Payment, and the Other Benefits Payment, as these three payments are described above, except that in the case of termination of employment due to disability, the Welfare Benefit Payment and the Other Benefits Payment will be based on the values of such benefits to be received, in the case of Ms. Sutfin three years, Mr. Francesconi two years, and in the case of Ms. Burke and Mr. Campbell one year following such termination.

2. In the event of termination for cause, except as otherwise described above, payment is limited to any unpaid base salary and any previously deferred compensation adjusted for earnings or losses pursuant to the terms of the applicable deferral arrangement.

3. In the event of a termination by the executive other than for good reason, the executive will receive only the Accrued Obligations.

Payments Due in the Event of Various Termination Events or a Change in Control

The following tables quantify the payments due to the Named Executive Officers in the event of various termination events or a change in control. In each case, the termination is assumed to have occurred as of December 31, 2009, the last business day of the Company’s 2009 fiscal year. The calculation of the amounts payable is based upon the closing price of the Company’s stock on December 31, 2009, which was $1.24:

Post-Employment Payment—William R. McManaman

Executive Payments and Benefits upon Termination/CIC (1)	Involuntary Termination Without Cause/Good Reason (2) ($)	CIC without Termination ($)	CIC with Termination for Good Reason or Without Cause ($)	Death ($)	Disability ($)
Compensation:
Severance	570,000	—	570,000	—	—
Other Cash Incentives	—	—	—	—	—
- 2009 Bonus (2)	—	—	—	—	—
Long-term Incentives (3)
- Acceleration of Unvested Stock Options (4)	—	—	—	—	—
- Acceleration of Unvested RS (5)	21,080	21,080	21,080	21,080	21,080
Benefits & Perquisites:
Enhanced Disability Benefit (insured)					108,466	(6)
Continuation of Benefits and Perquisites	—	—	—	—	—
Medical (7)	21,086	—	21,086	—	—

Total	612,166	21,080	612,166	21,080	129,546

(1)	Includes only benefits that are enhanced payments.

(2)	Per Mr. McManaman’s offer letter if terminated by the Company other than for cause or he resigns for good reason. After the first anniversary and prior to the second anniversary of his hire date the lump sum severance payment would be equal to one time his annual base salary.

(3)	Equity awards valued at AMCORE’s closing price of $1.24 as of December 31, 2009.

(4)	Represents intrinsic value of stock options. As of December 31, 2009, unvested option grants were underwater.

(5)	Final vesting of February 25, 2008 grant of restricted shares occurs February 25, 2010. August 4, 2009 grant of restricted shares vest 25% on August 4, 2010, 25% on August 4, 2011, 25% on August 4, 2012 and 25% on August 4, 2013.

(6)	Enhanced supplemental disability benefit of $4,000 per month payable until age 65. Disability pay would increase by $8,000 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 5.00%.

(7)	Values estimated based on 2009 employer premiums. Per Mr. McManaman’s offer letter if terminated by the Company other than for cause or he resigns for good reason the Company will provide Mr. McManaman and his spouse with health insurance until the date he is age 65.

Post-Employment Payment—Judith C. Sutfin

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	CIC without Termination ($)		CIC with Termination for Good Reason or Without Cause ($)		Death ($)		Disability ($)
Compensation:
Severance	—		1,200,937		—		—
Other Cash Incentives
- 2009 Bonus (2)	—		95,313		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—		—		—	(5)	—	(5)
- Acceleration of Unvested RS	12,400	(6)	12,400	(6)	12,400	(6)	12,400	(6)
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—		—		—		517,615	(7)
Continuation of Benefits and Perquisites	—		174,604	(8)(9)	—		—
Medical	—		21,561	(9)(10)	—		—
Supplemental Life Insurance	—		—		500,000	(11)	—
280G Tax Gross-up	—		440,311	(12)	N/A		N/A

Total	12,400		1,945,126		512,400		530,015

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments, including retention bonuses, calculated using a three year average bonus not including current year.

(3)	Equity awards valued at AMCORE’s closing price of $1.24 as of December 31, 2009.

(4)	Represents intrinsic value of stock options. As of December 31, 2009 unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Restricted shares vest 25% on August 4, 2010, 25% on August 4, 2011, 25% on August 4, 2012 and 25% on August 4, 2013.

(7)	Enhanced supplemental disability benefit of $4,000 per month payable until age 65. Disability pay would increase by $6,354 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 5.00%.

(8)	Value of benefits and perquisites calculated based on actual 2009 costs. Income tax gross-ups on perquisites estimated at $9,150.

(9)	Welfare benefits, other benefits and perquisites continue for three years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(10)	Values estimated based on 2009 employer premiums.

(11)	An additional $500,000 of life insurance is available through the AMCORE Group Life Insurance Policy for a total life insurance benefit of $1,000,000.

(12)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2009 at each option’s intrinsic value assuming a December 31, 2009 closing stock price of $1.24.

-Parachute payments for time vesting stock options were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—Guy W. Francesconi

Executive Payments and Benefits upon Termination/ Change in Control (“CIC”) (1)	CIC without Termination ($)		CIC with Termination for Good Reason or Without Cause ($)		Death ($)		Disability ($)
Compensation:
Severance	—		647,133		—		—
Other Cash Incentives
- 2009 Bonus (2)	—		63,566		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—		—		—	(5)	—	(5)
- Acceleration of Unvested RS	12,400	(6)	12,400	(6)	12,400	(6)	12,400	(6)
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—		—		—		312,472	(7)
Continuation of Benefits and Perquisites	—		92,216	(8)(9)	—		—
Medical	—		25,123	(9)(10)	—		—
Supplemental Life Insurance	—		—		—		—
280G Tax Gross-up	—		—	(11)	N/A		N/A

Total	12,400		840,438		12,400		324,872

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments, including retention bonuses, calculated using a three year average bonus not including current year.

(3)	Equity awards valued at AMCORE’s closing price of $1.24 as of December 31, 2009.

(4)	Represents intrinsic value of stock options. As of December 31, 2009 unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Restricted shares vest 25% on August 4, 2010, 25% on August 4, 2011, 25% on August 4, 2012 and 25% on August 4, 2013.

(7)	Enhanced supplemental disability benefit of $2,625 per month payable until age 65. Disability pay would increase by $4,375 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 5.00%.

(8)	Value of benefits and perquisites calculated based on actual 2009 costs. Income tax gross-ups on perquisites estimated at $3,468.

(9)	Welfare benefits, other benefits and perquisites continue for two years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(10)	Values estimated based on 2009 employer premiums.

(11)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2009 at each option’s intrinsic value assuming a December 31, 2009 closing stock price of $1.24.

-Parachute payments for time vesting stock options were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

Post-Employment Payment—Russell Campbell

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	CIC without Termination ($)		CIC with Termination for Good Reason or Without Cause ($)		Death ($)		Disability ($)
Compensation:
Severance	—		320,350		—		—
Other Cash Incentives
- 2009 Bonus (2)	—		62,350		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—		—		—	(5)	—	(5)
- Acceleration of Unvested RS	12,400	(6)	12,400	(6)	12,400	(6)	12,400	(6)
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—		—		—		—
Continuation of Benefits and Perquisites	—		45,190	(7)(8)	—		—
Medical	—		8,948	(8)(9)	—		—
Supplemental Life Insurance	—		—		—		—
280G Tax Gross-up	—		—	(10)	N/A		N/A

Total	12,400		449,238		12,400		12,400

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments, including retention bonuses, calculated using a three year average bonus not including current year.

(3)	Equity awards valued at AMCORE’s closing price of $1.24 as of December 31, 2009.

(4)	Represents intrinsic value of stock options. As of December 31, 2009, unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Restricted shares vest 25% on August 4, 2010, 25% on August 4, 2011, 25% on August 4, 2012 and 25% on August 4, 2013.

(7)	Value of benefits and perquisites calculated based on actual 2009 costs. Income tax gross-ups on perquisites estimated at $607.

(8)	Welfare benefits, other benefits and perquisites continue for two years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(9)	Values estimated based on 2009 employer premiums.

(10)	The Executive’s Transitional Compensation Agreement provides for an associated “scale back of benefits” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2009 at each option’s intrinsic value assuming a December 31, 2009 closing stock price of $1.24.

Post-Employment Payment—Lori M. Burke

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	CIC without Termination ($)		CIC with Termination for Good Reason or Without Cause ($)		Death ($)		Disability ($)
Compensation:
Severance	—		270,539		—		—
Other Cash Incentives
- 2009 Bonus (2)	—		37,539		—		—
Long-term Incentive (3)
- Acceleration of Unvested Stock Options (4)	—		—		—	(5)	—	(5)
- Acceleration of Unvested RS	12,400	(6)	12,400	(6)	12,400	(6)	12,400	(6)
Benefits & Perquisites:
Enhanced Disability Benefit (insured)	—		—		—		130,979	(7)
Continuation of Benefits and Perquisites	—		51,687	(8)(9)	—		—
Medical	—		9,281	(9)(10)	—		—
Supplemental Life Insurance	—		—		—		—
280G Tax Gross-up	—		—	(11)	N/A		N/A

Total	12,400		381,446		12,400		143,379

(1)	Includes only benefits that are enhanced payments.

(2)	CIC payments, including retention bonuses, calculated using a three year average bonus not including current year.

(3)	Equity awards valued at AMCORE’s closing price of $1.24 as of December 31, 2009.

(4)	Represents intrinsic value of stock options. As of December 31, 2009 unvested option grants were underwater.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Restricted shares vest 25% on August 4, 2010, 25% on August 4, 2011, 25% on August 4, 2012 and 25% on August 4, 2013.

(7)	Enhanced supplemental disability benefit of $1,761 per month payable until age 65. Disability pay would increase by $2,935 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 5.00%.

(8)	Value of benefits and perquisites calculated based on actual 2009 costs. Income tax gross-ups on perquisites estimated at $559.

(9)	Welfare benefits, other benefits and perquisites continue for two years following a termination by death after a CIC and for one year following a termination by disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(10)	Values estimated based on 2009 employer premiums.

(11)	The Executive’s Transitional Compensation Agreement provides for an associated “scale back of benefits” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-One year of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in her Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on December 31, 2009 at each option’s intrinsic value assuming a December 31, 2009 closing stock price of $1.24.

Security Ownership of Directors and Officers

The following tabulation sets forth the number of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board, by each Named Executive Officer employed by the Company, and by all directors and officers as a group as of February 11, 2010 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percent of Class
Bauer, Paula A.	18,247		*
Burke, Lori M.	88,437	(4)(6)	*
Campbell, Russell	81,687	(4)(5)	*
Donovan, Paul	13,145		*
Francesconi, Guy W.	57,335	(4)	*
Gleeson, John W	32,475		*
Halbrook, John A.	23,249		*
Hay, Frederick D.	22,341		*
Iglesias-Solomon, Teresa	7,373		*
McManaman, William R.	85,755	(4)	*
Rogers, Steven S.	12,103	(6)	*
Sutfin, Judith C.	84,609	(4)	*
Ward, Jack D.	60,054		*

All executive officers and directors (14 persons)	685,371	(4)(5)(6)	2.97%

*	The amount shown is less than 1/ 2% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Mmes. Bauer—9,250 shares, Burke—60,750 shares, Iglesias-Solomon—5,000 shares, Sutfin—63,000 shares, Messrs. Campbell—33,608 shares, Donovan—9,250 shares, Francesconi—41,250 shares, Gleeson—7,000 shares, Halbrook—9,250 shares, Hay—9,250 shares, McManaman—19,500 shares, Rogers—7,000 shares, Ward—9,250 shares and all executive officers and directors—352,191 shares.

(3)	Includes shares of restricted stock granted by the Company as follows: Mmes. Bauer—340 shares, Burke— 10,000 shares, Iglesias-Solomon—990 shares, Sutfin—10,000 shares, Messrs. Campbell—10,000 shares, Donovan—340 shares, Francesconi—10,000 shares, Gleeson – 22,130 shares, Halbrook—2,374 shares, Hay —2,374 shares, McManaman—17,000 shares, Rogers—2,233 shares, Ward—32,609 shares and all executive officers and directors—130,390 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Mmes. Burke—12,283 shares, Sutfin—3,797, Messrs. Campbell—29,838 shares, Francesconi—6,085 shares, McManaman—13,531 shares and all executive officers and directors—85,261 shares.

(5)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Mr. Campbell—8,241 shares and all executive officers and directors—8,241 shares.

(6)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Ms. Burke—5,398 shares, Mr. Rogers—5,103 shares and all executive officers and directors—10,501 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than five percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company and NASDAQ. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 3, 4 or 5 were required for those persons, the Company believes that during 2009 its officers, directors and more than five percent stockholders filed the reports required by Section 16 on a timely basis except through inadvertence: one Form 4 for Mr. Gleeson relating to a Restricted Stock award of 21,740 shares granted on May 5, 2009, and one Form 4 for Mr. Ward relating to a Restricted Stock award of 32,609 shares granted on May 5, 2009. The reports for Mr. Gleeson and Mr. Ward were corrected with Form 4 filings on May 8, 2009.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons/owners, other than those listed above, known to the Company as of February 11, 2010 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
AMCORE Bank, N.A	1,594,728	(2)(3)	6.90%
501 Seventh Street, Rockford, IL 61104

(1)	The information contained in this column is based upon information furnished to the Company by the persons/owners named above or obtained from records of the Company.

(2)	Includes 1,594,728 shares held by nominees acting on behalf of AMCORE Bank, N.A. Excludes 1,957,966 shares held as trustee of various trusts over which AMCORE Bank, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—1,407,847 shares, shared voting power—no shares, no voting power—186,881 shares, sole investment power—1,119,496 shares, shared investment power—435,193 shares and no investment power—40,039 shares.

(3)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Bank, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues that are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. The Board has a written Audit Committee Charter and an Audit and Non-Audit Services Policy. For more information about the responsibilities of the Audit Committee, please refer to the Audit Committee Charter on our website at http://www.amcore.com/governance. The requirements of the Audit Committee Charter have been met.

Each member of the Audit Committee is independent as defined in Rule 5605(a)(2) of NASDAQ’s listing standards. The Audit Committee and the full Board has designated Director John W. Gleeson as Audit Committee Financial Expert.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (Deloitte & Touche LLP), including

“critical” accounting policies and practices. The Audit Committee has received and discussed a report from Deloitte & Touche LLP containing the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (which replaced Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications). The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Accounting Oversight Board regarding Deloitte & Touch LLP’s communications with the Audit Committee concerning independence.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated March 22, 2010, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by:

John W. Gleeson, Chairman

Paula A. Bauer

Teresa Iglesias-Solomon

Steven S. Rogers

Members of the Audit Committee

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered during those periods.

	2009	2008
Audit Fees (1)	$877,450	$836,200	(6)
Audit-related Fees (2)	41,000	39,000
Tax Fees (3)	24,500	21,000
All Other Fees (4)	—	—

Total (5)	$942,950	$896,200	(6)

(1)	Audit fees consisted of fees and related expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, audit of internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services including employee benefit plan audits, audits in connection with internal control reviews and attest services that are not required by statute or regulation, and consulting on financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the other three categories.

(5)	The Audit committee pre-approved 100% of the services for both 2009 and 2008. For further information, see discussion of the Audit Committee’s pre-approval policies and procedures contained in “Committees of the Board of Directors.”

(6)	Includes $114,000 in audit fees related to the 2008 audit that were billed in a subsequent year.

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2009. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. Transactions with directors and principal officers are processed following the terms and conditions of the Federal Reserve System Regulation O, 12 C.F.R. 215 – Loans to Executive Officers, Directors and Principal Stockholders of Member Banks. All transactions are processed following standard Company approval processes and reviewed, approved or ratified as needed by the Chief Credit Officer, Directors Loan Committee or the AMCORE Bank Board of Directors.

As of December 31, 2009, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $4.9 million. This amount represents 0.23 percent of the Company’s subsidiaries’ outstanding loans and 13.5 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2009 was $11.2 million. As of December 31, 2009, associates of directors and officers of the Company were indebted in the amount of $8,268 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $244,000 to associates of directors and officers of the Company. The amount of interest paid during 2009 was $400,348 and the amount of interest payable as of December 31, 2009 was $20,430. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2009 was $155,868.

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

Deloitte & Touche LLP, an independent registered public accounting firm has been appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2010. This appointment is being submitted to the stockholders for ratification. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP, the selection of independent auditors will be determined by the Audit Committee and the Board after careful consideration.

Services rendered by Deloitte & Touche LLP during 2009 included the audit of the annual consolidated financial statements, audit of internal control over financial reporting, review of unaudited quarterly consolidated financial statements, assistance with SEC filings, employee benefit plan audits and audits in connection with internal control reviews, review of corporate tax returns and consultations in connection with various tax and accounting-related matters.

During 2009, the Board reviewed and approved in advance or ratified the scope of all Deloitte & Touche LLP, professional services rendered to the Company and related entities.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte & Touche LLP as independent auditors for the year 2010.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person, as described in the “Director Nomination Process” section earlier in this Proxy Statement. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Proxy Statement for the 2011 Annual Meeting, the Company must receive them no later than November 22, 2010. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104.

By order of the Board of Directors,

Guy W. Francesconi

Secretary

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 4, 2010

8:30 A.M. (CDT)

Northern Illinois University

NIU–Rockford

8500 East State Street

Rockford, IL 61108

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 5, 2009:

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT https://www.amcore.com.

proxy

Proxy Solicited on Behalf of the Board of Directors of AMCORE Financial, Inc. for the Annual Meeting on May 4, 2010.

The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints William R. McManaman and Guy W. Francesconi or each of them, acting in the absence of the others, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, IL 61108 at 8:30 A.M. (CDT) May 4, 2010, or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

Please note that the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors without your specific instructions. Please return your proxy card so your vote can be counted.

See reverse to vote.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/amfi Use the Internet to vote your proxy until 12:00 p.m. (CDT) on May 3, 2010.
PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on May 3, 2010.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

AMCORE Financial, Inc. 2010 Annual Meeting

1. Election of directors:	01 Paula A. Bauer 02 Paul Donovan 03 Teresa Iglesias-Solomon	☐	Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors.		☐ For ☐ Against ☐ Abstain

Address Change? Mark Box ☐ Will attend annual meeting ☐ Indicate changes below.			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.